EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Nuance Communications, Inc.
Burlington, Massachusetts
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-142182, 333-100648, and 333-61862), and Form S-8 (Nos. 333-157579, 333-151088, 333-151087, 333-153911, 333-148684, 333-145971, 333-143465, 333-142183 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518 and 333-74343) of Nuance Communications, Inc. of our reports dated November 29, 2011 relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which appear in this Form 10-K.
/s/ BDO USA, LLP
Boston, Massachusetts
November 29, 2011